Circuit City Announces 19 Superstore Closings as Part of Its Ongoing
                  Initiatives to Improve Financial Performance
  Company Also Announces Closures of Five Regional Offices and One Distribution
                      Center, Sale of a Corporate Building

Richmond, Va., February 16, 2005 - Circuit City Stores, Inc. today announced the closing of 19 Superstores, five regional offices and one distribution center by the end of the month, as well as the sale of a corporate building, continuing its initiatives to improve the company's overall financial performance.

"Based on our continuing analysis of markets across the country, we have identified 19 Superstores located in trade areas that we believe can no longer support a Circuit City Superstore, leaving the locations with no reasonable expectation of positive cash flow and without relocation opportunities over the near term," said W. Alan McCollough, chairman and chief executive officer of Circuit City Stores, Inc. "In many of the larger markets in which we are closing stores, we have added incremental stores in more vital trade areas or relocated stores to more attractive sites. The repositioning of our stores within these markets continues, and it no longer makes financial sense to keep some of the stores in those markets open."

In the fourth quarter of the current fiscal year, Circuit City expects to incur expenses of approximately $30 million after tax in conjunction with the store and regional office closings. The costs relate primarily to lease terminations, fixed asset disposals and, to a lesser extent, severance and other costs. The 19 stores combined had revenues of $170 million for the 12-month period ended December 31, 2004.

In most cases, Circuit City customers who are affected by the store closings will have the option of shopping at a nearby Circuit City Superstore. All customers will be able to shop with Circuit City on the Web at www.circuitcity.com or over the telephone at 1-800-THE-CITY. The closing stores will not open today or tomorrow, but will reopen on Friday, February 18, for a close-out sale of display merchandise.

In addition to the store closings, the company will close a distribution center located in Doswell, Va. The 400,000 square foot facility will close at the end of the month. Expenses associated with the distribution center closing are not expected to be material. After a transition period, the company expects a reduction in inventory as the company shifts store replenishment distribution to its other nine distribution centers.

The company also sold one of the buildings at its corporate headquarters campus to Perimeter Center, LLC., an affiliate of Daniel Realty. The 188,120 square foot building, known as Deep Run II, opened in July 1994. The transaction resulted in a gain of approximately $1.8 million after tax, and the elimination of $12.6 million of long-term debt associated with the operating lease arrangement from the company's consolidated balance sheet.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics. At the end of February 2005, Circuit City's domestic segment expects to operate 612 Circuit City Superstores and five mall-based stores in 158 markets and its international segment expects to operate more than 1,000 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties,  including without limitation (1) the availability of real estate that meets the  company's  standards  for  relocations  and new stores,  (2) the company's  ability to meet the store opening and  relocation  schedule,  (3) the timing and amount of costs  associated with the store,  office and  distribution center  closures  and (4) the effect of the  company's  efforts to  redistribute
inventory   and   streamline   replenishment   processes   among  the  remaining
distribution  centers.  Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and  expectations  is set forth under  Management's  Discussion  and Analysis of
Results of Operations and Financial  Condition in the Circuit City Stores,  Inc.
Annual Report for fiscal 2004 and  Quarterly  Report on Form 10-Q for the fiscal quarter ended November 30, 2004, and in the company's other SEC filings.  A copy
of  the   Annual   Report   is   available   on  the   company's   Web  site  at
http://investor.circuitcity.com.
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                               Store Closing List
Store Name                         Address                                 City, State
----------                         -------                                 -----------
Bloomington                        2520 East 3rd St.                       Bloomington, Ind.
West 38th Street                   3670 Moller Road                        Indianapolis, Ind.
Evergreen Plaza                    9600 S Western Ave.                     Evergreen Park, Ill.
Randhurst                          999 North Elmhurst Road                 Mount Prospect, Ill.
Old Orchard                        4831 Golf Road                          Skokie, Ill.
Wichita East                       8405 E. Kellogg Drive                   Wichita, Kan.
Pontiac                            550 N. Telegraph Road                   Detroit, Mich.
Lansing East                       2655 E Grand River Ave.                 East Lansing, Mich.
Southfield                         28556 Telegraph Road                    Southfield, Mich.
Traverse City                      3123 South Airport Road                 Traverse City, Mich.
Westland                           9931 Mountview Drive                    Columbus, Ohio
Olmsted                            27250 Lorain Road                       North Olmsted, Ohio
North Randall                      21639 Miles Road                        North Randall, Ohio
Parmatown                          8009 Day Drive                          Parma, Ohio
Jackson                            1938 Emporium Drive                     Jackson, Tenn.
Katy Freeway                       1045 Katy Freeway                       Houston, Texas
Lufkin                             4600 S Medford Drive                    Lufkin, Texas
Lynchburg                          3700 Candlers Mountain Road             Lynchburg, Va.
Northridge                         8173 West Brown Deer Road               Milwaukee, Wis.
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Contact:  Bill Cimino, Director of Corporate Communications, (804) 418-8163
          Jessica Clarke, Investor Relations, (804) 527-4038
          Virginia Watson, Investor Relations, (804) 527-4033